Exhibit 97.1

Standard Operating Procedure

Executive Officer Incentive Compensation Clawback
Document No.	Version	Lifecycle State	Effective Date 1 December 2023
Document Owner
Owning Department Finance

Contents

1.	Purpose	1
2.	Scope	1
3.	Responsibilities	2
4.	Definitions	2
5.	Procedure	4
6.	Supporting Documents	7
7.	Literature References	7
8.	Attachments	7
9.	Revision History	7

1.	Purpose

The Remuneration Committee (the “Remuneration Committee”) of the Board of Directors (the “Board”) of Calliditas Therapeutics AB, a Swedish public limited company (“Calliditas”), has determined that it is in the best interests of Calliditas and its shareholders to adopt this Incentive Compensation Recoupment Standard Operating Procedure (this “SOP”) providing for Calliditas’ recoupment of Recoverable Incentive Compensation that is received by Covered Officers of Calliditas under certain circumstances. Certain capitalized terms used in this SOP have the meanings given to such terms in Section 3 below.

2.	Scope

This SOP is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the U.S. Exchange Act, Rule 10D-1 promulgated thereunder (“Rule 10D-1”) and Nasdaq Listing Rule 5608 (the “Listing Standards”).

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3.	Responsibilities

Function	Responsibility
Remuneration Committee	Responsible for proposing, reviewing, and monitoring compliance with this SOP
Board	Responsible for adopting and amending this SOP
CEO	Determines the list of officers included in the definition of “Executive Officers” for purposes of this SOP
CFO

Proposes changes in the list of officers included in the definition of “Executive Officers” for purposes of this SOP Responsible for maintaining and providing financial information as provided in this SOP Responsible for assisting in obtaining repayment of any Recoverable Incentive Compensation Responsible for alerting the Remuneration Committee of the pendency and implementation of any Accounting Restatement

Head of HR	Responsible for ensuring that all Executive Officers read and acknowledge this SOP and for maintaining records of their agreement to comply with the provisions of this SOP

4.	Definitions
Term/Abbreviation	Definition
Accounting Restatement

An accounting restatement that Calliditas is required to prepare due to the material noncompliance of Calliditas with any financial reporting requirement under relevant securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period

Accounting Restatement Date

The earlier to occur of (a) the date that the Board, a committee of the Board authorized to take such action, or the officer or officers of Calliditas authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that Calliditas is required to prepare an Accounting Restatement, or (b) the date that a court, regulator or other legally authorized body directs Calliditas to prepare an Accounting Restatement

Administrator	The Remuneration Committee of the Board or, in the absence of such committee, the Board
Code	The U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder
Covered Officer	Each current and former Executive Officer
Exchange	The Nasdaq Stock Market
Exchange Act	The U.S. Securities Exchange Act of 1934, as amended.

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Term/Abbreviation	Definition
Executive Officer	Calliditas’ CEO, CFO, CMO, President, North America, VP Regulatory Affairs, and any other executive officers identified by decision of the CEO
Financial Reporting Measures

Measures that are determined and presented in accordance with the accounting principles used in preparing Calliditas’ financial statements, and any measures derived wholly or in part from such measures, including Calliditas’ share price and total shareholder return (“TSR”)

Incentive Compensation	Any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure
Lookback Period

The three completed financial years immediately preceding the Accounting Restatement Date, as well as any transition period (resulting from a change in Calliditas’ financial year) within or immediately following those three completed financial years (except that a transition period of at least nine months shall count as a completed financial year).

Notwithstanding the foregoing, the Lookback Period shall not include financial years 2022 and before

Recoverable Incentive Compensation

Incentive Compensation received by a Covered Officer during the Lookback Period that exceeds the amount of Incentive Compensation that would have been received had such amount been determined based on the Accounting Restatement, computed without regard to any taxes paid (i.e., on a gross basis without regarding to tax or social security withholdings and other deductions). For any compensation plans or programs that take into account Incentive Compensation, the amount of Recoverable Incentive Compensation for purposes of this SOP shall include, without limitation, the amount contributed to any notional account based on Recoverable Incentive Compensation and any earnings to date on that notional amount. For any Incentive Compensation that is based on share price or TSR, where the Recoverable Incentive Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the Administrator will determine the amount of Recoverable Incentive Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the share price or TSR upon which the Incentive Compensation was received. Incentive Compensation is deemed “received” in Calliditas’ financial year in which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of such Incentive Compensation occurs after the end of that period.

SEC	The U.S. Securities and Exchange Commission

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5.	Procedure
5.1.	Applicability of SOP
5.1.1.	This SOP shall apply to all Incentive Compensation that is received by a Covered Officer on or after October 2, 2023.
5.1.2.

This SOP applies to Incentive Compensation received by a Covered Officer (i) after beginning services as an Executive Officer, (ii) who served as an Executive Officer at any time during the performance period for such Incentive Compensation, (iii) while Calliditas had a class of securities listed in the United States on a national securities exchange or a national securities association, and (iv) during the Lookback Period.

5.1.3.

This SOP shall be binding and enforceable against all Covered Officers and, to the extent required by applicable law (including Rule 10D-1 and/or the applicable Listing Standards), their beneficiaries, heirs, executors, administrators or other legal representatives.

5.2.	Recoupment
5.2.1.

Recoupment Obligation. If there is an Accounting Restatement, Calliditas must reasonably promptly recoup the full amount of the Recoverable Incentive Compensation, unless the conditions of one or more subsections of Section 5.2.2 of this SOP are met and the Remuneration Committee, or, if such committee does not consist solely of independent directors, a majority of the independent directors serving on the Board, has made a determination that recoupment would be impracticable. Recoupment is required regardless of whether the Covered Officer engaged in any misconduct and regardless of fault, and Calliditas’ obligation to recoup Recoverable Incentive Compensation is not dependent on whether or when any restated financial statements are filed.

5.2.2.	Impracticability of Recovery. Recoupment may be determined to be impracticable if, and only if:
(i)

the direct expense paid to a third party to assist in enforcing this SOP would exceed the amount of the applicable Recoverable Incentive Compensation; provided that, before concluding that it would be impracticable to recover any amount of Recoverable Incentive Compensation based on expense of enforcement, Calliditas shall make a reasonable attempt to recover such Recoverable Incentive Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange in accordance with the Listing Standards;

(ii)

recoupment of the applicable Recoverable Incentive Compensation would violate home country law where that law was adopted prior to November 28, 2022; provided that, before concluding that it would be impracticable to recover any amount of Recoverable Incentive Compensation based on violation of home country law, Calliditas shall obtain an opinion of home country counsel, acceptable to the Exchange, that recoupment would result in such a violation,

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and shall provide such opinion to the Exchange in accordance with the Listing Standards; or

(iii)

recoupment of the applicable Recoverable Incentive Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of Calliditas, to fail to meet the requirements of Code Section 401(a)(13) or Code Section 411(a) and regulations thereunder.

5.2.3.

Sources of Recoupment. To the extent permitted by applicable law, the Administrator shall, in its sole discretion, determine the timing and method for recouping Recoverable Incentive Compensation hereunder, provided that such recoupment is undertaken reasonably promptly. The Administrator may, in its discretion, seek recoupment from a Covered Officer from any of the following sources or a combination thereof, whether the applicable compensation was approved, awarded, granted, payable or paid to the Covered Officer prior to, on or after the Effective Date: (i) direct repayment of Recoverable Incentive Compensation previously paid to the Covered Officer; (ii) cancelling prior cash or equity-based awards (whether vested or unvested and whether paid or unpaid); (iii) cancelling or offsetting against any planned future cash or equity- based awards; (iv) forfeiture of deferred compensation, subject to compliance with Code Section 409A (if applicable) or any equivalent local laws applicable to the Covered Officer; and (v) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may effectuate recoupment under this SOP from any amount otherwise payable to the Covered Officer, including amounts payable to such individual under any otherwise applicable Calliditas plan or program, e.g., base salary, bonuses or commissions and compensation previously deferred by the Covered Officer. The Administrator need not utilize the same method of recovery for all Covered Officers or with respect to all types of Recoverable Incentive Compensation. The CFO or his or her delegee shall be responsible for assisting the Administrator in connection with any recoupment.

5.2.4.

No Indemnification of Covered Officers. Notwithstanding any indemnification agreement, applicable insurance policy, or any other agreement or provision of Calliditas’ organizational documents to the contrary, no Covered Officer shall be entitled to indemnification or advancement of expenses in connection with any enforcement of this SOP by Calliditas, including paying or reimbursing such Covered Officer for insurance premiums to cover potential obligations to Calliditas under this SOP.

5.2.5.

Effect of Recoupment on Employment Agreement. Any action by Calliditas to recoup or any recoupment of Recoverable Incentive Compensation under this SOP from a Covered Officer shall not be deemed (i) “good reason” for resignation or to serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to such Covered Officer, or (ii) to constitute a breach of a contract or other arrangement to which such Covered Officer is party.

5.3.	Administration
5.3.1.	Amendments and Modifications. The Board may amend, terminate or replace this Policy or any portion of this Policy at any time and from time to time in its sole discretion. In

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addition, the Administrator may amend this Policy as it deems necessary to comply with applicable law or any Listing Standard and shall report any such change to the Board at its next meeting.

5.3.2.

General Administration. Except as specifically set forth herein, this SOP shall be administered by the Administrator. The Administrator shall have full and final authority to make any and all determinations required under this SOP. Any determination by the Administrator with respect to this SOP shall be final, conclusive and binding on all interested parties and need not be uniform with respect to each individual covered by this SOP. In carrying out the administration of this SOP, the Administrator is authorized and directed to consult with the full Board or other committees of the Board as to matters within the scope of such other committee’s responsibility and authority. Subject to applicable law, the Administrator may authorize and empower any officer or employee of Calliditas to take any and all actions that the Administrator, in its sole discretion, deems necessary or appropriate to carry out the purpose and intent of this SOP (other than with respect to any recovery under this SOP involving such officer or employee).

5.3.3.	CEO Responsibilities. The CEO shall be responsible for modifying the list of Executive Officers, after consultation with the CFO.
5.3.4.	CFO Responsibilities
(i)	The CFO may propose to the CEO from time-to-time changes in the list of Calliditas personnel to be considered Executive Officers.
(ii)	The CFO shall be responsible for alerting the Administrator of the pendency and implementation of any Accounting Restatement.
(iii)

The CFO shall be responsible for maintaining and providing financial information as provided in this SOP. In particular, the CFO shall maintain documentation of the determination of a reasonable estimate of the effect of the Accounting Restatement on the share price or TSR upon which the Incentive Compensation was received and provide such documentation to the Exchange in accordance with the Listing Standards.

(iv)	The CFO shall be responsible for assisting in obtaining repayment of any Recoverable Incentive Compensation.
(v)	The CFO shall be responsible for ensuring that Calliditas makes any disclosures and filings with respect to this Policy that are required by law, including as required by the SEC.
5.3.5.

Head of HR Responsibilities. The Head of HR shall be responsible for ensuring that all Executive Officers read and acknowledge this SOP and for maintaining records of their agreement to comply with the provisions of this SOP, annually as part of the establishment of bonus criteria and personal goals, beginning with the bonus program for 2024.

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5.3.6.

Indemnification of Administrator. Any members of the Administrator, and any other members of the Board who assist in the administration of this SOP, shall not be personally liable for any action, determination or interpretation made with respect to this SOP and shall be indemnified by Calliditas to the fullest extent under applicable law and Calliditas’ organizational documents and policies with respect to any such action, determination or interpretation.

5.3.7.

No Impairment of Other Remedies. Nothing contained in this SOP, and no recoupment or recovery as contemplated herein, shall limit any claims, damages or other legal remedies Calliditas or any of its affiliates may have against a Covered Officer arising out of or resulting from any actions or omissions by the Covered Officer. This SOP does not preclude Calliditas or any subsidiary thereof from taking any other action to enforce a Covered Officer’s obligations to Calliditas, including, without limitation, termination of employment and/or institution of civil proceedings. This SOP is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX 304”) that are applicable to Calliditas’ CEO and CFO and to any other compensation recoupment SOP or policy and/or similar provisions in any employment, equity plan, equity award, or other individual agreement, to which Calliditas or any subsidiary thereof is a party or which Calliditas or any subsidiary thereof has adopted or may adopt and maintain from time to time; provided, however, that compensation recouped pursuant to this policy shall not be duplicative of compensation recouped pursuant to SOX 304 or any such compensation recoupment policy and/or similar provisions in any such employment, equity plan, equity award, or other individual agreement except as may be required by law.

6.	Supporting Documents
Document No.	Document Name
1.
2.

7.	Literature References
Document No.	Document Name
1.
2.

8.	Attachments
Attachment No.	Attachment Name
1.
2.

9.	Revision History
Version	Short description of the change	Effective Date
1.0	New Document	See page 1

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